UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 8, 2011
American Superconductor Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19672 (Commission File Number)	04-2959321 (IRS Employer Identification No.)

64 Jackson Road, Devens, MA (Address of Principal Executive Offices)	01434 (Zip Code)
Registrant’s telephone number, including area code: (978) 842-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     Charles W. Stankiewicz. On August 8, 2011, American Superconductor Corporation (the “Company”) and Charles W. Stankiewicz, Executive Vice President, Operations and Grid Segment, mutually agreed to end his employment with the Company, effective August 23, 2011.
The Company and Mr. Stankiewicz are currently parties to an Amended and Restated Executive Severance Agreement, dated as of December 23, 2008 (the “Existing Stankiewicz Agreement”). Under the Existing Stankiewicz Agreement, Mr. Stankiewicz is entitled to receive $517,500, which is equal to eighteen (18) months of his current base salary, less all applicable taxes and withholdings, and certain other benefits in exchange for his execution of a legal release. The foregoing description of the terms of the severance agreement is qualified in its entirety by reference to the Existing Stankiewicz Severance Agreement, which was filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed February 5, 2009, and which is incorporated herein by reference.
The Compensation Committee of the Board of Directors (the “Committee”) has approved a modified severance package for Mr. Stankiewicz, which would be set forth in a new severance agreement (the “New Stankiewicz Agreement”), and include additional contractual protections for the Company in exchange for additional consideration to be paid to Mr. Stankiewicz. The parties are currently negotiating the terms and conditions of the New Stankiewicz Agreement, and if executed, it would fully replace and supersede the Existing Stankiewicz Agreement.
The compensatory element of the New Stankiewicz Agreement, which will be paid to Mr. Stankiewicz only if he signs the New Stankiewicz Agreement and does not revoke it within the revocation period provided by law, would consist of: (i) $717,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his current base salary plus $200,000 of additional consideration); and (ii) an extension of Mr. Stankiewicz’s period to exercise the 80,000 vested options granted to him on May 15, 2007 until May 14, 2017. In turn, Mr. Stankiewicz would agree to certain restrictive covenants regarding non-competition, non-solicitation and non-disparagement for the period beginning on the date of termination of his employment with the Company through August 31, 2012. Since Mr. Stankiewicz has not yet signed the New Stankiewicz Agreement, there can be no assurance that there will not be material changes to the New Stankiewicz Agreement.
If Mr. Stankiewicz does not sign the New Stankiewicz Agreement, the Company expects to pay the severance payable to him under the Existing Stankiewicz Agreement, subject to his execution and non-revocation of the required legal release.
The foregoing description of the terms of the New Stankiewicz Agreement is qualified in its entirety by the New Stankiewicz Agreement which, if executed and effective, we intend to file with the Securities and Exchange Commission.
(b)     Angelo R. Santamaria. On August 8, 2011, the Company and Angelo R. Santamaria, Senior Vice President, Global Manufacturing Operations, mutually agreed to end his employment with the Company, effective August 12, 2011.
The Company and Mr. Santamaria are currently parties to an Amended and Restated Executive Severance Agreement, dated as of December 23, 2008 (the “Existing Santamaria Agreement”). Under the Existing Santamaria Agreement, Mr. Santamaria is entitled to receive $250,000, which is equal to twelve (12) months of his current base salary, less all applicable taxes and withholdings, and certain other benefits in exchange for his execution of a legal release. The foregoing description of the terms of the severance agreement is qualified in its entirety by reference to the Existing Santamaria Agreement, which was filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed February 5, 2009, and which is incorporated herein by reference.
The Committee has approved a modified severance package for Mr. Santamaria, which would be set forth in a new severance agreement (the “New Santamaria Agreement”), and include additional contractual protections for the Company in exchange for additional consideration to be paid to Mr. Santamaria. The parties are currently negotiating the terms and conditions of the New Santamaria Agreement, and if executed, it would fully replace and supersede the Existing Santamaria Agreement.
The compensatory element of the New Santamaria Agreement, which will be paid to Mr. Santamaria only if he signs the New Santamaria Agreement and does not revoke it within the revocation period provided by law, would consist of: (i) $350,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to twelve (12) months of his current base salary plus $100,000 of additional consideration); and (ii) an extension of Mr. Santamaria’s period to exercise the 80,000 vested options granted to him on May 15, 2007 until May 14, 2017. In turn, Mr. Santamaria would agree to certain restrictive covenants regarding non-competition, non-solicitation and non-disparagement for the period beginning on the date of termination of his employment with the Company through August 31, 2012. Since Mr. Santamaria has not yet signed the New Santamaria Agreement, there can be no assurance that there will not be material changes to the New Santamaria Agreement.
If Mr. Santamaria does not sign the New Santamaria Agreement, the Company expects to pay the severance payable to him under the Existing Santamaria Agreement, subject to his execution and non-revocation of the required legal release.
The foregoing description of the terms of the New Santamaria Agreement is qualified in its entirety by the New Santamaria Agreement which, if executed and effective, we intend to file with the Securities and Exchange Commission.
(e)     Executive Incentive Plan. On August 9, 2011, the Committee, and on August 10, 2011, the Board of Directors of the Company, approved an executive incentive plan for the Company’s fiscal year ending March 31, 2012 (“fiscal 2011”). Participants in the plan include the Company’s Chief Executive Officer and all remaining executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.
Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by the Committee’s outside compensation consultant Pearl Meyer & Partners.
The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 156% of the target incentive. For each executive officer, individual incentive awards will be determined following the end of fiscal 2011 based on the following factors and their corresponding weightings:
•	the Company’s net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation expense, other unusual charges and any tax effects related to these items for fiscal 2011 as compared to the target established by the Committee — 40%
•	the executive’s achievement of individual, measurable objectives during fiscal 2011 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors — 40%
•	the executive’s overall contribution during fiscal 2011 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) — 20%
The following table sets forth each current executive officer’s target cash incentive for fiscal 2011:

		Target Incentive as % of
Executive Officer	Title	Base Salary	Target Incentive
Daniel P. McGahn	President and Chief Executive Officer	100%	$480,000
David A. Henry	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	50%	$153,000
Timothy D. Poor	Executive Vice President, Sales, Business Development and Wind Segment	75%	$217,500
Susan J. DiCecco	Senior Vice President, Corporate Administration	50%	$121,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION
Date: August 11, 2011	By:	/s/ David A. Henry
David A. Henry
Senior Vice President and Chief Financial Officer